Exhibit 23.4

Marks Paneth & Shron LLP

Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

The Shareholders

Lexington Corporate Properties Trust:

We consent to the use of our report dated May 23, 2005 with respect to the statement of revenues and certain operating expenses of six properties acquired from affiliates of Wells Real Estate Investment Trust, Inc. for the year ended December 31, 2004, which report appears in Lexington Corporate Properties Trust’s Current Report on Form 8-K/A filed on June 29, 2005, and is incorporated by reference in this Form S-3 Registration Statement and to the reference to our firm under the heading “Experts” in the Form S-3 Registration Statement.

/s/ Marks Paneth & Shron LLP

Marks Paneth & Shron LLP

Certified Public Accountants

New York, New York

January 27, 2006